                                                                      Exhibit 11

                               HARSCO CORPORATION
            COMPUTATION OF FULLY DILUTED NET INCOME PER COMMON SHARE
                     (dollars in thousands except per share)


                                              3 MONTHS ENDED SEPT. 30                     9 MONTHS ENDED SEPT. 30
                                        -----------------------------------         -----------------------------------
                                              1997               1996                    1997                1996
                                        ---------------     ---------------         ---------------     ---------------
Net income                              $        33,228     $        29,109         $        99,740     $        89,479
                                         ==============      ==============          ==============      ==============

Average shares of common stock
     outstanding used to compute
     earnings per common share               48,768,453          49,730,240              49,113,259          49,988,524

Additional common shares to be
     issued assuming exercise of
     stock options, net of shares
     assumed reacquired                         482,319             380,070                 440,929             409,034
                                          -------------       -------------           -------------       -------------

Shares used to compute dilutive
     effect of stock options                 49,250,772          50,110,310              49,554,188          50,397,558
                                          =============       =============           =============       =============

Fully diluted net income per
     common share                       $           .67     $           .59         $          2.01     $          1.78
                                         ==============      ==============          ==============      ==============

Net income per common share             $           .68     $           .59         $          2.03     $          1.79
                                         ==============      ==============          ==============      ==============